Exhibit 99.2

3046

CSX QUARTERLY FINANCIAL REPORT
SECOND QUARTER 2018

CSX Announces Record Second Quarter 2018 Financial Results
JACKSONVILLE, Fla. - July 17, 2018 - CSX Corporation (NASDAQ: CSX) today announced second quarter 2018 net earnings of $877 million, or $1.01 per share, versus $510 million, or $0.55 per share in the same period last year. CSX’s operating ratio set an all-time company quarterly record of 58.6 percent from 67.4 percent in the prior year or 63.5 percent on an adjusted basis, excluding restructuring charges. Compared to 2017 second quarter, the adjusted operating results represent an operating ratio improvement of 490 basis points and a 58 percent increase in earnings per share year over year.

	Quarters Ended June 30th
	2018	2017	Restructuring	2017
(in millions, except operating ratio and EPS)	GAAP	GAAP	Charge	Non-GAAP

Net Earnings	$877	$510	$81	$591
Operating Ratio	58.6%	67.4%	(3.9)%	63.5%
Net Earnings per Share, Assuming Dilution	$1.01	$0.55	$0.09	$0.64
“I could not be more proud of our hardworking CSX employees for achieving these record-setting results,” said James M. Foote, president and chief executive officer. “I expect continued improvement in our safety, service and financial performance.”

Revenue for the second quarter increased 6 percent over the prior year to $3.10 billion, while expenses declined 8 percent year over year or 2 percent when excluding prior year restructuring charges. Operating income for the quarter increased 34 percent to $1.28 billion when compared to $957 million in the same period last year or 20 percent when compared to the adjusted operating income of $1.07 billion reported in the second quarter of 2017.

“While we remain in the early stages of the transformation I am more confident this exceptional team can deliver on our long-term outlook,” said Foote.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Kevin Boone
Operating Statistics..............................p. 11	Company’s most recent	www.csx.com	(904) 359-1090
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

CSX executives will conduct a conference call with the investment community this afternoon, July 17, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-517-308-9259. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are above.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended (a)				Six Months Ended (a)
	Jun. 30, 2018	Jun. 30, 2017	$ Change	% Change	Jun. 30, 2018	Jun. 30, 2017	$ Change	% Change

Revenue	$3,102	$2,933	$169	6%	$5,978	$5,802	$176	3%
Expense
Labor and Fringe (b)	669	751	82	11	1,365	1,546	181	12
Materials, Supplies and Other	469	496	27	5	951	1,067	116	11
Depreciation	329	327	(2)	(1)	652	647	(5)	(1)
Fuel	270	198	(72)	(36)	525	416	(109)	(26)
Equipment and Other Rents	112	105	(7)	(7)	213	204	(9)	(4)
Restructuring Charge (b)(c)	—	115	115	100	—	225	225	100
Equity Earnings of Affiliates	(30)	(16)	14	88	(55)	(29)	26	90
Total Expense	1,819	1,976	157	8	3,651	4,076	425	10

Operating Income	1,283	957	326	34	2,327	1,726	601	35

Interest Expense	(157)	(137)	(20)	(15)	(306)	(274)	(32)	(12)
Restructuring Charge - Non-Operating (b)(c)	—	(7)	7	100	—	(70)	70	100
Other Income - Net (b)	18	14	4	29	35	27	8	30
Earnings Before Income Taxes	1,144	827	317	38	2,056	1,409	647	46

Income Tax Expense	(267)	(317)	50	16	(484)	(537)	53	10
Net Earnings	$877	$510	$367	72%	$1,572	$872	$700	80%

Operating Ratio	58.6%	67.4%			61.1%	70.3%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.01	$0.55	$0.46	84%	$1.79	$0.94	$0.85	90%

Average Shares Outstanding, Assuming Dilution (Millions)	868	924			878	926

Cash Dividends Paid Per Common Share	$0.22	$0.20			$0.44	$0.38

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2018 (a)	Dec. 31, 2017 (a)
ASSETS

Cash and Cash Equivalents	$1,320	$401
Short-Term Investments	83	18
Other Current Assets	1,478	1,496
Properties - Net	31,847	31,764
Investment in Affiliates and Other Companies	1,741	1,686
Other Long-Term Assets	455	374
Total Assets	$36,924	$35,739

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$19	$19
Other Current Liabilities	1,713	1,875
Long-Term Debt	13,769	11,790
Deferred Income Taxes - Net	6,532	6,418
Other Long-Term Liabilities	868	916
Total Liabilities	22,901	21,018

Total Shareholders' Equity	14,023	14,721
Total Liabilities and Shareholders' Equity	$36,924	$35,739

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended (a)
	Jun. 30, 2018	Jun. 30, 2017
OPERATING ACTIVITIES
Net Earnings	$1,572	$872
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	652	647
Deferred Income Taxes	98	112
Gain on Property Dispositions	(69)	(4)
Equity Earnings of Affiliates	(55)	(29)
Restructuring Charge (c)	—	295
Cash Payments for Restructuring Charge	(13)	(129)
Other Operating Activities - Net	(176)	(198)
Net Cash Provided by Operating Activities	2,009	1,566

INVESTING ACTIVITIES
Property Additions	(823)	(955)
Proceeds from Property Dispositions	141	16
Purchase of Short-Term Investments	(77)	(545)
Proceeds from Sales of Short-Term Investments	12	492
Other Investing Activities	(8)	25
Net Cash Used in Investing Activities	(755)	(967)

FINANCING ACTIVITIES
Long-term Debt Issued	2,000	850
Long-term Debt Repaid	—	(313)
Dividends Paid	(384)	(350)
Shares Repurchased (d)	(1,810)	(757)
Accelerated Share Repurchase Pending Final Settlement (d)	(90)	—
Other Financing Activities	(51)	(12)
Net Cash Used in Financing Activities	(335)	(582)

Net Increase in Cash and Cash Equivalents	919	17

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	401	603
Cash and Cash Equivalents at End of Period	$1,320	$620

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Fiscal Year: As previously announced, effective in third quarter 2017, CSX changed its fiscal reporting calendar from a 52/53 week year ending on the last Friday of December to a calendar year ending on December 31 of each year. The calendar year change was made on a prospective basis as it did not materially impact comparability of the Company’s financial results. As a result, the quarters and six months ended June 30, 2018 and June 30, 2017 included the following number of days:

Quarters Ended			Six Months Ended
Jun. 30, 2018	Jun. 30, 2017	Change	Jun. 30, 2018	Jun. 30, 2017	Change
91 days	91 days	—	181 days	182 days	(1 day)

b)
Pension and Other Post-Retirement Benefit Charges: In March 2017, the FASB issued Accounting Standard Update "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost," which requires that only the service cost component of net periodic benefit costs be recorded as compensation cost in operating expense on the consolidated income statement. All other components of net periodic benefit cost (interest cost, expected return on plan assets, amortization of net loss, special termination benefits and settlement and curtailment effects) should be presented as non-operating charges on the consolidated income statement. These non-operating charges are presented as restructuring charge - non-operating, if related to prior year restructuring activities discussed in Footnote (c) below, or as other income - net as appropriate. The Company adopted the provisions of this standard during first quarter 2018 and applied them retrospectively. The retrospective impact of adoption for second quarter and six months ended 2017 is shown in the following table.

	Quarter Ended June 30, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$743	$8	$751
Restructuring Charge	$122	$(7)	$115
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$(7)	$(7)
Other Income - Net	$6	$8	$14

	Six Months Ended June 30, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$1,532	$14	$1,546
Restructuring Charge	$295	$(70)	$225
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$(70)	$(70)
Other Income - Net	$13	$14	$27

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

c)
Restructuring Charge: The prior year restructuring charge included costs related to the management workforce reduction program completed in 2017, reimbursement arrangements with MR Argent Advisor LLC (“Mantle Ridge”) and the Company’s former President and Chief Executive Officer, E. Hunter Harrison, the proration of equity awards and other advisory costs related to the leadership transition. Payments related to the 2017 restructuring charge were substantially complete as of March 31, 2018. Expenses related to the management workforce reduction and other costs are shown in the following table.

	Quarter Ended June 30, 2017
(Dollars in millions)	As Previously Reported	Operating Restructuring Charge	Non-Operating Restructuring Charge
Severance and Pension	$13	$10	$3
Other Post-Retirement Benefits Curtailment	4	—	4
Employee Equity Awards Proration and Other	5	5	—
Subtotal Management Workforce Reduction	22	15	7
Reimbursement Arrangements	84	84	—
Executive Equity Awards Proration	16	16	—
Total Restructuring Charge	$122	$115	$7

	Six Months Ended June 30, 2017
(Dollars in millions)	As Previously Reported	Operating Restructuring Charge	Non-Operating Restructuring Charge
Severance and Pension	$144	$91	$53
Other Post-Retirement Benefits Curtailment	17	—	17
Employee Equity Awards Proration and Other	16	16	—
Subtotal Management Workforce Reduction	177	107	70
Reimbursement Arrangements	84	84	—
Executive Equity Awards Proration	24	24	—
Advisory Fees Related to Shareholder Matters	10	10	—
Total Restructuring Charge	$295	$225	$70

d)	Shares Repurchased: During second quarter and six months ended 2018 and 2017, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	Jun. 30, 2018	Jun. 30, 2017	Jun. 30, 2018	Jun. 30, 2017
Shares Repurchased (Millions)	16	9	31	15
Cost of Shares (Dollars in millions)	$974	$499	$1,810	$757
Average Cost per Share Repurchased	$59.46	$52.39	$57.73	$49.47
On April 20, 2018, the Company entered into an accelerated share repurchase agreement to repurchase shares of the Company’s common stock. Under this agreement, the Company made a prepayment of $450 million to a financial institution and received an initial delivery of shares valued at $360 million, or 6 million shares. The remaining prepaid balance of $90 million, not included in the cost of shares above, was settled through receipt of additional shares on July 17, 2018, subsequent to second quarter. The final settlement was based on the volume-weighted average price of the Company's common stock over the term of the agreement, less a discount. Approximately 7 million total shares were repurchased under the agreement.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2018 (91 days) and June 30, 2017 (91 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	169	169	—%	$588	$552	7%	$3,479	$3,266	7%
Automotive	118	116	2	330	307	7	2,797	2,647	6
Agricultural and Food Products	112	114	(2)	327	321	2	2,920	2,816	4
Minerals	86	83	4	137	128	7	1,593	1,542	3
Forest Products	71	67	6	215	194	11	3,028	2,896	5
Metals and Equipment	69	67	3	198	178	11	2,870	2,657	8
Fertilizers	64	78	(18)	112	118	(5)	1,750	1,513	16
Total Merchandise	689	694	(1)	1,907	1,798	6	2,768	2,591	7

Coal	222	208	7	569	530	7	2,563	2,548	1

Intermodal	735	718	2	490	448	9	667	624	7

Other	—	—	—	136	157	(13)	—	—	—

Total	1,646	1,620	2%	$3,102	$2,933	6%	$1,885	$1,810	4%

Six Months Ended June 30, 2018 (181 days) and June 30, 2017 (182 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	331	344	(4)%	$1,145	$1,118	2%	$3,459	$3,250	6%
Automotive	230	235	(2)	634	623	2	2,757	2,651	4
Agricultural and Food Products	219	235	(7)	634	653	(3)	2,895	2,779	4
Minerals	152	153	(1)	251	242	4	1,651	1,582	4
Forest Products	138	134	3	410	386	6	2,971	2,881	3
Metals and Equipment	133	137	(3)	384	368	4	2,887	2,686	7
Fertilizers	128	155	(17)	228	247	(8)	1,781	1,594	12
Total Merchandise	1,331	1,393	(4)	3,686	3,637	1	2,769	2,611	6

Coal	423	413	2	1,072	1,052	2	2,534	2,547	(1)

Intermodal	1,424	1,406	1	939	882	6	659	627	5

Other	—	—	—	281	231	22	—	—	—

Total	3,178	3,212	(1)%	$5,978	$5,802	3%	$1,881	$1,806	4%

CSX Corporation

VOLUME AND REVENUE
Total revenue increased six percent for second quarter 2018 when compared to second quarter 2017, primarily due to increases in fuel recovery, price increases across all markets and volume growth in most markets, partially offset by lower other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Six Months Ended
(Dollars in millions)	Jun. 30, 2018 (91 days)	Jun. 30, 2017 (91 days)	Jun. 30, 2018 (181 days)	Jun. 30, 2017 (182 days)
Fuel Surcharge Revenue	$160	$88	$294	$173
Fuel Lag	$(13)	$1	$(19)	$(4)

Merchandise
Chemicals - Volume was flat as stronger municipal waste, industrial chemicals and energy shipments were offset by reduced fly ash shipments.
Automotive - Volume increased due to stronger demand for trucks and SUVs, which drove higher North American vehicle production for this segment.
Agricultural and Food Products - Volume declined due to losses in the ethanol market, which were partially offset by gains in the export grain market.
Minerals - Volume increased due to stronger aggregate shipments for construction and paving projects.
Forest Products - Volume increased due to strength in building and paper products.
Metals and Equipment - Volume increased due to stronger metals shipments driven by truck conversions to rail, higher mill capacity utilization and greater demand for construction and pipe.
Fertilizers - Volume declined primarily due to the closure of a customer facility in late 2017 that previously moved short-haul rail shipments.
Coal
Domestic - Utility coal volume declined reflecting strong competition from natural gas. Coke, iron ore and other volume increased primarily driven by stronger river shipments for domestic steel production.
Export - Volume increased as global supply levels and elevated global benchmark prices supported continued demand for U.S. coal.

	Quarters Ended			Six Months Ended
(Millions of tons)	Jun. 30, 2018 (91 days)	Jun. 30, 2017 (91 days)	Change	Jun. 30, 2018 (181 days)	Jun. 30, 2017 (182 days)	Change
Coal Tonnage
Domestic	13.7	15.4	(11)%	26.0	29.9	(13)%
Export	11.4	8.2	39	22.0	16.9	30
Total Coal	25.1	23.6	6%	48.0	46.8	3%
Intermodal
Domestic - Volume declined slightly as rationalization of low-density lanes in late 2017 more than offset growth with existing customers due to tightening truck capacity.
International - Volume increased driven by new customers and strong performance with existing customers, which more than offset losses from the rationalization of low-density lanes in late 2017.
Other Revenue
Other revenue decreased $21 million versus prior year due to a $58 million settlement in 2017 related to a customer that did not meet historical volume commitments. This was partially offset by increases in incidental charges.

CSX Corporation

EXPENSE
Expenses of $1.8 billion decreased $157 million, or eight percent, year over year. Excluding a restructuring charge of $115 million in 2017, expenses decreased $42 million, or two percent, primarily driven by reductions in workforce, crew starts, and the active locomotive fleet as a result of implementing scheduled railroading, partially offset by fuel price increases of $69 million.
Labor and Fringe expense decreased $82 million from 2017 primarily due to reduced headcount and crew starts resulting from the implementation of scheduled railroading and lower operating costs.
Materials, Supplies and Other expense decreased $27 million due to the following:

•	Real estate gains were $37 million in 2018, and there were none in second quarter 2017.

•	A prior year favorable judgment for a previously condemned property resulted in a $55 million gain in 2017.

•	Other costs decreased $45 million primarily related to lower maintenance costs from the reduction in the active locomotive fleet, a reduction in contingent workers, and less operating support costs.
Depreciation expense increased slightly primarily due to impacts from changes in the asset base.
Fuel expense increased $72 million due to the following:

•	A 36 percent price increase drove $69 million in additional fuel expense.

•	Higher volume-related fuel costs and other non-significant items were partially offset by cost savings from locomotive fuel reduction initiatives.
Equipment and Other Rents increased $7 million primarily due to higher volume-related costs.
Equity Earnings of Affiliates increased $14 million primarily due to higher net earnings at TTX and Conrail, including an affiliate's property sale in 2018.

Employee Counts (Estimated) (a)

	Quarters Ended			Six Months Ended
	Jun. 30, 2018 (91 days)	Jun. 30, 2017 (91 days)	Change	Jun. 30, 2018 (181 days)	Jun. 30, 2017 (182 days)	Change
Average	22,942	25,785	(2,843)	23,212	26,144	(2,932)
Ending	22,810	25,512	(2,702)	22,810	25,512	(2,702)
(a) Beginning in third quarter 2017, employee counts include employees on leave. Prior period counts were updated to reflect this change.

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and gallons in millions, except price per gallon)	Jun. 30, 2018 (91 days)	Jun. 30, 2017 (91 days)	Jun. 30, 2018 (181 days)	Jun. 30, 2017 (182 days)
Estimated Locomotive Fuel Consumption (Gallons)	106.8	105.0	213.4	219.7
Price per Gallon (Dollars)	$2.33	$1.71	$2.24	$1.72
Total Locomotive Fuel Expense	$249	$180	$478	$378
Non-Locomotive Fuel Expense	21	18	47	38
Total Fuel Expense	$270	$198	$525	$416

CSX Corporation

OPERATING STATISTICS (Estimated)
From an operating perspective, train velocity and car dwell improved seven and eleven percent, respectively, to record levels in second quarter 2018. The operational plan is focused on delivering further service gains, improving transit times and driving asset utilization while controlling costs.
From a safety perspective, the FRA reportable personal injury frequency index of 0.91 for second quarter 2018 improved year over year, driven by a reduction in the number of personal injuries. The FRA train accident frequency rate of 3.72 for the quarter was unfavorable, driven by an increase in train accidents as well as fewer train miles due to implementing scheduled railroading and more direct routing across the network.
The Company is committed to continuous safety improvement and remains focused on reducing risk and improving its safety culture. In second quarter 2018, the Company made changes in safety leadership and engaged external resources to enhance the overall safety of its employees, customers, and communities in which the Company operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2018 (91 days)	Jun. 30, 2017 (91 days)	Improvement / (Deterioration)	Jun. 30, 2018 (181 days)	Jun. 30, 2017 (182 days)	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.4	16.2	7%	17.4	15.1	15%
Dwell (Hours) (a)	9.7	10.9	11%	10.1	11.2	10%

Revenue Ton-Miles (Billions) (b)
Merchandise	32.8	31.2	5%	64.2	63.0	2%
Coal	11.8	10.6	11%	22.1	21.2	4%
Intermodal	7.7	7.3	5%	14.7	14.3	3%
Total Revenue Ton-Miles	52.3	49.1	7%	101.0	98.5	3%

Total Gross Ton-Miles (Billions) (c)	103.5	100.9	3%	199.7	202.5	(1)%
On-Time Originations	85%	88%	(3)%	83%	85%	(2)%
On-Time Arrivals (c)	61%	69%	(12)%	59%	61%	(3)%

Safety
FRA Personal Injury Frequency Index	0.91	1.18	23%	1.01	1.07	6%
FRA Train Accident Rate	3.72	2.32	(60)%	3.66	2.61	(40)%
Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in first quarter 2018, the calculation of revenue ton-miles was updated to reflect the ton miles for a shipment’s profiled or planned trip, which aligns with the product sold to the customer and recorded as revenue. Prior year has been restated to conform to this change.
(c) Beginning in third quarter 2017, the calculation of gross ton-miles and on-time arrivals has changed. Prior year has been restated to conform to this change.

•
Gross ton-miles now includes actual gross ton-miles for all shipments. Prior to this change, the last few weeks of the quarter were estimated using shipment details which were later adjusted to actuals.

•	On-time arrivals now eliminates the two-hour window which was previously allowed in order for a train to be considered "on time".
Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES - UNAUDITED
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Prior Year Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends.
As noted in Footnote (b) to the consolidated financial statements, the Company adopted the provisions of an accounting standard related to the presentation of net pension and other post-retirement benefit costs during first quarter 2018 and applied them retrospectively. The retrospective impact of adoption for second quarter and six months ended 2017 is shown in the following tables.

	Quarter Ended June 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$958	67.4%	$510	$0.55
Reclassification of Net Pension and Other Post-Retirement Benefit (Expense)	(1)	—	—	—
As Reclassified - GAAP	957	67.4	510	0.55
Restructuring Charge (a)(c)	115	(3.9)	81	0.09
Adjusted Operating Results (non-GAAP)	$1,072	63.5%	$591	$0.64
	Six Months Ended June 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$1,670	71.2%	$872	$0.94
Reclassification of Net Pension and Other Post-Retirement Benefit (Expense)	56	(0.9)	—	—
As Reclassified - GAAP	1,726	70.3	872	0.94
Restructuring Charge (b)(c)	225	(3.9)	189	0.21
Adjusted Operating Results (non-GAAP)	$1,951	66.4%	$1,061	$1.15
(a) For second quarter 2017, $7 million of the $122 million restructuring charge was reclassified to non-operating income (expense).
(b) For six months ended 2017, $70 million of the $295 million restructuring charge was reclassified to non-operating income (expense).
(c) The restructuring charge was tax effected using rates reflective of the applicable tax amounts for each component of the restructuring charge.

CSX Corporation

NON-GAAP MEASURES - UNAUDITED (Continued)
Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow was tax effected using the Company's applicable tax rate.

	Six Months Ended
(Dollars in millions)	Jun. 30, 2018 (181 days)	Jun. 30, 2017 (182 days)
Net Cash Provided by Operating Activities	$2,009	$1,566
Property Additions	(823)	(955)
Other Investing Activities	133	41
Free Cash Flow (before payment of dividends)	1,319	652
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	10	85
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$1,329	$737
(a) The Company made cash payments related to the restructuring charge of $13 million and $129 million in six months ended 2018 and 2017, respectively. The Company also made a $7 million payment in 2017 to the former CEO and President for previously accrued non-qualified pension benefits that is not included in the restructuring charge.